Exhibit 99.1

Industrial Services of America, Inc.Announces New Board Members

LOUISVILLE, KY. (January 20, 2012)--(BUSINESS WIRE)-- Industrial Services of America, Inc. (NASDAQ: IDSA), a company that buys, processes and markets ferrous and non-ferrous metals and other recyclable commodities for domestic users and export markets and offers programs and equipment to help businesses manage waste, today announces the appointment of Timothy J. Hazlett and David T. Russell, Ph.D. to the Board of Directors. The Company has increased its Board size from five to seven Members.

Mr. Hazlett, an attorney, has experience with public companies.  He has a J.D. from the Georgetown University Law Center, an M.A. of European Economic Studies from the University of Exeter, England and a B.A. in General Business Administration from Michigan State University.  He has held various top management positions with a multinational company, including that of Vice-President, Secretary and Corporate General Counsel of Brown & Williamson Tobacco Corporation (a subsidiary of British American Tobacco, PLC).  Presently, Mr. Hazlett is President and Director of Brown & Williamson Holdings, Inc. and President and Director of British American Tobacco (Brands), Inc.  He also is the founder of Hazlett Corporate Counsel, PLLC.

Dr. Russell has vast experience in the financial and risk management arenas.  He has a Ph.D. in risk management and an M.A. in Applied Economics from the Wharton School of Business, University of Pennsylvania. Dr. Russell also holds an A.B. in Economics from Amherst College.  He has held various positions in risk management and finance during his career.  Presently, Dr. Russell is Associate Professor of Insurance and Finance and Director of the Center for Risk and Insurance at California State University, Northridge.  Previously, he served as Director of the University's Family Business Center.

Harry Kletter, founder and Chairman of ISA states, "We have added two new members with complementary skills and experience to our existing Board.  Their vast knowledge and business experience will help grow our Company to new levels.   We are very fortunate to be able to add people with their experience to our Board and we appreciate their desire to make ISA a bigger and more profitable company."

ISA's 2012 SEC filings are available for review at the Securities and Exchange Commission web site at http://www.sec.gov/edgar/searchedgar/companysearch.html.

About ISA

Headquartered in Louisville, Kentucky, Industrial Services of America, Inc., is a publicly traded company whose core business is buying, processing and marketing scrap metals and recyclable materials for domestic users and export markets. Additionally, ISA offers commercial, industrial and business customers a variety of programs and equipment to manage waste. More information about ISA is available at www.isa-inc.com.

This news release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ from predicted results. Specific risks include fluctuations in the price of recycled materials, varying demand for waste managing systems, equipment and services, competitive pressures in waste managing systems and equipment, competitive pressures in the waste managing business, and loss of customers. Further information on factors that could affect ISA's results is detailed in ISA's filings with the Securities and Exchange Commission. ISA undertakes no obligation to publicly release the results of any revisions to the forward-looking statements.

Key words: recycling, scrap, ferrous, non-ferrous materials, waste management, international markets, global markets.

Contact:

Industrial Services of America, Inc.

Robert Coleman, CFO, 502-366-3452

bcoleman@isa-inc.com

http://www.isa-inc.com/